Exhibit 10.1
FAMOUS DAVE’S OF AMERICA, INC.
PERFORMANCE SHARE AGREEMENT
(2011-2013 Awards)
PERFORMANCE SHARE AGREEMENT (the “Agreement”) made effective as of January 3, 2011 by and between Famous Dave’s of America, Inc., a Minnesota corporation, having a place of business at 12701 Whitewater Drive, Suite 200, Minnetonka, MN 55343 (the “Company”), and ______________________ (“Employee”).
WITNESSETH:
WHEREAS, the Company has adopted the Famous Dave’s of America, Inc. 2005 Stock Incentive Plan (the “Plan”) to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.
NOW, THEREFORE, it is agreed as follows:
1.	Grant of Stock.

Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award to be paid in shares of the Company’s common stock, $.01 par value per share (the “Performance Shares”), on the Vesting Date identified in Exhibit A attached hereto. The number of Performance Shares granted pursuant to this award is set forth in Exhibit A and issuance by the Company of such Performance Shares (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A; and (ii) is subject to the other terms and conditions and contingencies set forth in such Exhibit and in the Plan.

2.	Rights of Employee.

Employee shall not have any of the rights of a shareholder with respect to the Performance Shares except to the extent that such Performance Shares are issued to Employee in accordance with the terms and conditions of this Agreement and the Plan.

3.	The Plan.

The Performance Share award is granted pursuant to the Plan (including without limitation Section 6 — for 2005 Plan thereof) and is governed by the terms thereof, which are incorporated herein by reference. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

4.	Administration.

This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control.

5.	Continuation of Employment or Right to Corporate Assets.

Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

6.	Agreement Not to Compete; Remedies.

In consideration for receipt of this award grant, Employee agrees that, on or before the date which is two (2) years after the date Employee’s employment terminates for any reason, Employee will not directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food; provided, however, that nothing in this Section 6 shall preclude Employee from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15 (d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market. Employee acknowledges that the Company’s remedy at law for any breach or threatened breach by Employee of this Section 6 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Employee from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

7.	Forfeiture Remedy in the Event of Restatement of Financial Statements.

If any of the Company’s financial statements during the three fiscal year period for which performance goals are described in the attached Exhibit A are subsequently required to be restated, then the Board may, in its sole discretion, require forfeiture or repayment of the compensation received by Employee under this Agreement that the Board determines would not have been received had the financial statements been initially filed as restated. The Board may effect this remedy (a) through forfeiture or cancellation of the Performance Shares that the Board determines would not have been granted to Employee if the financial statements had been initially filed as restated, (b) by seeking repayment from Employee in cash of the value of such Performance Shares at the time of the Board’s determination, (c) by seeking repayment of the gross amount realized by Employee upon sale of such Performance Shares, or (d) by any other means deemed appropriate by the Board, in its sole discretion.

8.	Further Assurances.

Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.

9.	Governing Law.

This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

10.	Entire Agreement; Amendments.

This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

11.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.
By:
Name:
Title:

Employee hereby agrees to the terms and conditions of this Agreement, including without limitation the forfeiture provisions of Section 7.

, Employee

Exhibit A
to
Performance Share Agreement
(2011-2013 Awards)
Additional Terms and Conditions of Performance Shares
Target Shares*
Number of Performance Shares subject to the Agreement:

*	Assumes the Company achieves 100% of the Cumulative EPS Goal (as defined below).
•	Grants of Performance Shares are contingent upon:
(i)	Employee remaining an employee of the Company during all periods prior to the “Vesting Date” (as defined below); and

(ii)	the Company achieving at least the applicable percentage of the cumulative total of the earnings per share goals (as discussed below) for each of fiscal 2011, fiscal 2012 and fiscal 2013 (the “Cumulative EPS Goal”).
     Employee shall be entitled to receive the percentage of the “Target Shares” amount set forth above based on the percentage of the Cumulative EPS Goal achieved by the Company, as set forth on the following schedule:

Percentage of	Percent of Performance Shares
Cumulative EPS Goal	to which Participant is Entitled

If the Company fails to achieve at least 80% of the Cumulative EPS Goal, then:	Employee shall not be entitled to receive Performance Shares pursuant to this Agreement.

If the Company achieves 80-100% of the Cumulative EPS Goal, then:	Employee shall be entitled to receive a percentage of the “Target Shares” amount equal to the percentage of the Cumulative EPS Goal achieved (e.g., if the Company achieves 90% of the Cumulative EPS Goal, then Employee is entitled to receive 90% of his or her “Target Shares” amount).
If these conditions are satisfied, the Company shall issue the Performance Shares to Employee as soon as reasonably practicable following the Vesting Date (as defined below).

•	The earnings per share goal for each fiscal year will be determined by the Committee during the 1st fiscal quarter of the applicable fiscal year, or earlier, as determined by the Committee. Following the Committee’s determination of the earnings per share goal for each fiscal year subject to the Agreement, the Company shall deliver written notice of such earnings per share goal to Employee (unless Employee is no longer an employee of the Company).
•	The actual earnings per share for each fiscal year shall be based on the fully diluted earnings per share amount for such fiscal year that is set forth in the audited financial statements filed with the Company’s corresponding Annual Report on Form 10-K (or, if later adjusted or restated, then as set forth in the Company’s Annual Report on Form 10-K for fiscal 2013). The determination regarding whether the Company has achieved the cumulative total of the earnings per share goals for fiscal 2011, fiscal 2012 and fiscal 2013 will be made upon filing of the Annual Report on Form 10-K for fiscal 2013 (the “Vesting Date”). Performance Shares will be issued, as provided above, if at least 80% of the Cumulative EPS Goal is achieved. No partial issuance of Performance Shares shall be made if an earnings per share goal is achieved in any one or more fiscal years but at least 80% of the Cumulative EPS Goal is not achieved.